                                                                    EXHIBIT 2.14











                             AGREEMENT AND PLAN OF MERGER


                             dated as of January 8, 1998

                                       between


                           COMMUNITY FIRST BANKSHARES, INC.


                                         and


                               COMMUNITY BANCORP,  INC.

                        INDEX TO AGREEMENT AND PLAN OF MERGER

                                                                                        Page
AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
ARTICLE 1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3  Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.4  Calculation of Company Value . . . . . . . . . . . . . . . . . . . . . . . . . . 2
ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
     EXCHANGE OF CERTIFICATES
     2.1  Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (a)  Conversion of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . 3
          (b)  Exchange Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          (c)  Shareholders' Right of Dissent. . . . . . . . . . . . . . . . . . . . . . . 4

     2.2  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          (a)  Exchange Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          (b)  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
          (c)  Distributions with Respect to Unexchanged Shares; Voting. . . . . . . . . . 5
          (d)  Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          (e)  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          (f)  Termination of Exchange Fund. . . . . . . . . . . . . . . . . . . . . . . . 6
          (g)  Lost or Destroyed Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 6
ARTICLE 3  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.1  Representations and Warranties of Company. . . . . . . . . . . . . . . . . . . . 7
          (a)  Bank Subsidiary Organization. . . . . . . . . . . . . . . . . . . . . . . . 7
          (b)  Company Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          (c)  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          (d)  Limitation of Bank's Powers . . . . . . . . . . . . . . . . . . . . . . . . 8
          (e)  Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
          (f)  Insured Status of Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
          (g)  No Default; Creation of Liens . . . . . . . . . . . . . . . . . . . . . . . 8
          (h)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
          (i)  Fidelity Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (j)  Employment Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (k)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (l)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (m)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
          (n)  Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
          (o)  Insurance Policies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

                                            i

          (p)  Bank Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
          (q)  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
          (r)  Loan Allowance and Documentation. . . . . . . . . . . . . . . . . . . . . .11
          (s)  Leases and Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          (t)  Shareholder Lists . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          (u)  Bank Principals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          (v)  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          (w)  Agreements with Bank Regulators . . . . . . . . . . . . . . . . . . . . . .13

     3.2  Representations and Warranties of CFBI . . . . . . . . . . . . . . . . . . . . .13
          (a)  CFBI Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
          (b)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
          (c)  Required Filings and Consents . . . . . . . . . . . . . . . . . . . . . . .14
          (d)  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
          (e)  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
          (f)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
          (g)  Absence of Certain Changes. . . . . . . . . . . . . . . . . . . . . . . . .15
          (h)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
          (i)  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .16
          (j)  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
          (k)  No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
          (l)  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
          (m)  No Default; Creation of Liens . . . . . . . . . . . . . . . . . . . . . . .17
          (n)  Information Supplied. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
          (o)  Insured Status of CFBI Subsidiary Banks . . . . . . . . . . . . . . . . . .17
          (p)  No Default; Creation of Liens . . . . . . . . . . . . . . . . . . . . . . .18
ARTICLE 4  COVENANTS OF COMPANY AND CFBI . . . . . . . . . . . . . . . . . . . . . . . . .18
     4.1  Covenants of Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          (a)  Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          (b)  Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          (c)  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
          (d)  Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . .19
          (e)  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
          (f)  No Solicitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          (g)  No Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          (h)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          (i)  Pooling Restrictions. . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          (j)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          (k)  Additional Covenants of Company . . . . . . . . . . . . . . . . . . . . . .21

     4.2  Covenants of CFBI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
          (a)  Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (b)  Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (c)  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

                                           ii

          (d)  Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (e)  Shares to be Issued . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (f)  Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (g)  Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . .24

     4.3  Covenants of Company and CFBI. . . . . . . . . . . . . . . . . . . . . . . . . .25
          (a)  Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
          (b)  Advice of Changes; Government Filings . . . . . . . . . . . . . . . . . . .25
          (c)  Title of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
          (d)  Environmental Assessment. . . . . . . . . . . . . . . . . . . . . . . . . .26
ARTICLE 5  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     5.1  Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     5.2  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     5.3  Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     5.4  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     5.5  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     5.6  Additional Agreements; Best Efforts. . . . . . . . . . . . . . . . . . . . . . .28
     5.7  Insurance, Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
ARTICLE 6  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     6.1  Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . .29
          (a)  Stockholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
          (b)  Nasdaq Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
          (c)  Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
          (d)  No Injunctions or Restraints; Illegality. . . . . . . . . . . . . . . . . .29
          (e)  No Unduly Burdensome Condition. . . . . . . . . . . . . . . . . . . . . . .29

     6.2  Conditions to Obligations of CFBI. . . . . . . . . . . . . . . . . . . . . . . .30
          (a)  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . .30
          (b)  Performance of Obligations of Company . . . . . . . . . . . . . . . . . . .30
          (c)  Minimum Book Value of the Company . . . . . . . . . . . . . . . . . . . . .30
          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

     6.3  Conditions to Obligations of Company . . . . . . . . . . . . . . . . . . . . . .30
          (a)  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . .31
          (b)  Performance of Obligations of CFBI. . . . . . . . . . . . . . . . . . . . .31
          (c)  Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . .31
          (d)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
          (f)  Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .31
ARTICLE 7  TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     7.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32


                                           iii

     7.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     7.4  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
ARTICLE 8  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     8.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     8.3  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     8.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     8.5  Entire Agreement: Third Party Beneficiaries; Rights of Ownership . . . . . . . .34
     8.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     8.7  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     8.8  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     8.9  Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of January 8, 1998 (the "Agreement"), by and between Community First Bankshares, Inc., a Delaware corporation ("CFBI"), and Community Bancorp, Inc., a Colorado corporation ("Company").

     WHEREAS, the Boards of Directors of CFBI and Company have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Company will be merged with and into CFBI and Company's subsidiary Community First National Bank ("Bank") thereby become a wholly-owned subsidiary of CFBI (the "Merger");

     WHEREAS, CFBI and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                     ARTICLE 1

                                    THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, (i) articles of merger (the "Articles of Merger") in substantially the form as attached hereto as EXHIBIT 1.1A shall be duly prepared, executed and acknowledged by CFBI and Company and thereafter delivered for filing to the Secretary of State of the State of Colorado, as provided in the Colorado Business Corporation Act (the "Colorado Act"), and (ii) a certificate of merger (the "Certificate of Merger") in substantially the form as attached hereto as
EXHIBIT 1.1B shall be duly prepared, executed and acknowledged by CFBI and Company and thereafter delivered for filing to the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law (the "Delaware Law"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Colorado and the filing of the Certificate of Merger with the Secretary of State of Delaware or at such other time as CFBI and Company may agree in writing to provide in the Articles of Merger and the Certificate of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

     1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of Lindquist & Vennum, in Minneapolis, Minnesota, unless another time, date or place is agreed to in writing by the parties hereto.

     1.3  EFFECTS OF THE MERGER.

          (a) At the Effective Time: (i) the separate existence of the Company shall cease and the Company shall be merged with and into CFBI, (ii) the Articles of Incorporation of CFBI, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of CFBI, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) the holders of the outstanding capital stock of CFBI shall continue as shareholders of the Surviving Corporation; (v) the holders of certificates representing shares of Company Common Stock (as defined in Section 2.1(b) below) shall cease to have any rights as shareholders of Company, except such rights, if any, as they may have pursuant to Article 113 of the Colorado Act, and their sole right shall be the right to receive (A) the number of whole shares of CFBI Common Stock (as defined in Section 2.1(b) below) into which their shares of Company Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFBI Common Stock into which their shares of Company Common Stock have been converted as provided herein.

          (b) As used in this Agreement, the term "Constituent Corporations" shall mean CFBI and the Company. The term "Surviving Corporation" shall mean CFBI, after giving effect to the Merger.

     1.4 CALCULATION OF COMPANY VALUE. Subject to the provisions of Section 4.1(k), as of the last day of the month immediately preceding the Effective Time (the "Determination Date"), Company shall prepare a consolidated balance sheet of Company in accordance with generally accepted accounting principles ("GAAP"), but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income (the "Interim Income") for the period from June 30, 1997 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income shall be prepared in accordance with GAAP, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such statements (the Determination Date Balance Sheet and Interim Income Statement are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFBI as soon as they are prepared so that CFBI and its accountants may review and confirm their
accuracy.   For purposes of this Agreement, the "Company Value" shall be the sum of (i) Twenty Million Four Hundred Thousand Dollars, plus (ii) Interim Income multiplied by 3.9139, plus (iii) average daily Interim

Income, multiplied by the number of days from the Determination Date to the day prior to the Closing Date (excluding the Determination Date), multiplied by 3.9139.

For purposes of the calculations of this Section 1.4, Interim Income shall be determined in accordance with generally accepted accounting principles as pretax income generated in the ordinary course of business operations from and after June 30, 1997 to the Determination Date, less (i) income from the sale of assets out of the ordinary course of business, (ii) income from the sale of securities prior to maturity; (iii) income tax distributions equal to 41% of pretax income, and (iv) dividends in the amount of $140,000, paid in the third calendar quarter of 1997, and $90,000, to be paid in the fourth calendar quarter of 1997. In addition, it is agreed that the ratio of Allowance for Loan and Lease Losses to gross total loans will be no lower than 0.476% (the ratio at June 30, 1997) at Closing. Interim Income shall not take into account any adjustments for unrealized gains or losses on securities available for sale in accordance with SFAS 115,

                                     ARTICLE 2

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                 CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  EFFECT ON CAPITAL STOCK.

          (a) CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $1.00, of Company ("Company Common Stock"), subject to Section 2.2(e), each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Sections 7-113-101 of the Colorado Act, shall be converted into shares of validly issued, fully paid and nonassessable shares of common stock of CFBI, $.01 par value ("CFBI Common Stock"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Company shareholder's certificate or certificates previously representing shares of Company Common Stock (each a "Company Common Certificate") shall be aggregated (if a single stockholder holds more than one Company Common Certificate) and exchanged for a certificate or certificates representing whole shares of CFBI Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Company Common Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFBI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFBI's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFBI Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of CFBI Common Stock that the holders of shares of Company Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

          (b) EXCHANGE RATE. Subject to the adjustments provided above and below, the number of shares of CFBI Common Stock to be exchanged for each share of Company Common Stock (the "Exchange Rate") shall be determined by dividing the Company Share Value by the CFBI Trading Value.

     For purposes of this Agreement, the "Company Share Value" shall be determined by dividing the Company Value, determined in accordance with Section 1.4, above, by the number of shares of Company Common Stock outstanding or subject to option, warrant or other right of issuance, whether or not vested or accrued as of the Effective Time.

     For purposes of this Agreement, the "CFBI Trading Value" of the CFBI Common Stock shall be the average of the per share closing price for the CFBI Common Stock as reported by the Nasdaq National Market for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFBI Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend).

     Calculations will be rounded to three decimal places. Any fractional share of CFBI Common Stock will be paid in cash in accordance with Section 2.2(e). Illustrations of the above Exchange Rate calculations are attached as EXHIBIT 2.1(b) hereto and incorporated herein by reference.

          (c) SHAREHOLDERS' RIGHT OF DISSENT. Notwithstanding anything to the contrary contained herein, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their dissenters' rights for such shares in the manner provided by the Colorado Act (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive shares of CFBI Common Stock and cash in lieu of fractional shares, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive shares of CFBI Common Stock and cash in lieu of fractional shares, without any interest thereon. The Company shall give CFBI prompt notice of any Dissenting Shares (and shall also give CFBI prompt notice of any withdrawals of such demands for dissenters' rights) and CFBI shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the surviving corporation of the Merger shall, except with the prior written consent of CFBI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for dissenters' rights.

     2.2  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. At the Closing, CFBI shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, certificates dated the Closing Date representing the shares of CFBI Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid pursuant to Section 2.1(b) in exchange for the outstanding shares of Company Common Stock. (Such cash and certificates for shares of CFBI Common Stock together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund.")

          (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFBI shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Company Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFBI and Company may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the Company Common Certificate(s) in exchange for a certificate representing shares of CFBI Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's Company Common Certificate or Company Common Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Company Common Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate or certificates representing the number of whole shares of CFBI Common Stock and (2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Company Common Certificate(s) surrendered, as provided in Section 2.2(c) below, and the Company Common Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Common Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a CFBI Certificate representing the proper number of shares of CFBI Common Stock, and/or a check for the cash to be paid, may be issued to such a transferee if the Company Common Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by CFBI.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the record holder of the certificate or certificates representing shares of Company Common Stock, all dividends and other distributions paid on shares of CFBI Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Company Common Certificates shall not be entitled to vote after the Closing Date at any meeting of CFBI shareholders until they have exchanged their Company Common Certificates.

          (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFBI Common Stock and/or cash, in an amount as determined in accordance with the provisions of Sections 2.1(a), 2.1(b) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. Company Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFBI has received a written agreement from such person as provided in Section 5.5.

          (e) FRACTIONAL SHARES. No fractional shares of CFBI Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash will be paid to holders in respect of any fractional share of CFBI Common Stock that would otherwise be issuable, and the amount of such cash shall be equal to such fractional proportion of the Trading Value of a share of CFBI Common Stock. For purposes of calculating fractional shares, a holder of Company Common Stock with more than one Company Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her Company Common Stock to be exchanged.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFBI Common Stock) that remains unclaimed by the shareholders of Company for twelve months after the Closing Date shall be paid to CFBI. Any shareholders of Company who have not theretofore complied with this Article 2 shall thereafter look only to CFBI for payment of their shares, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFBI, the Exchange Agent nor any other person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) LOST OR DESTROYED SHARES. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFBI may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the shares of CFBI Common Stock, and/or cash in an amount as determined in accordance with the provisions of Sections 2.1(a), 2.1(b) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                     ARTICLE 3

                           REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. In order to induce CFBI to enter into this Agreement, Company represents and warrants to CFBI, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT 3.1 (the "Company Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

          (a) BANK SUBSIDIARY ORGANIZATION. Community First National Bank (the "Bank") is a national banking association duly organized and validly existing and in good standing under the laws of the United States with an authorized capital of $500,000, consisting of 5,000 shares of one class of common stock, par value $100.00 per share. All of the shares of stock of the Bank which are presently issued and outstanding, have been validly issued, fully paid and, subject to 12 U.S.C. Section 55, non-assessable, and there are no stock options or other commitments outstanding pursuant to which the Bank is obligated to issue additional shares of such stock or purchase or redeem any outstanding shares of such stock.

          (b) COMPANY ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with authorized capital stock consisting of 50,000 shares of common stock, $1,00 par value per share, of which _______ shares are issued and outstanding. Company has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charters, licenses or franchises would not reasonably be expected to have a material adverse effect on Company. Company is registered as a company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act"). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company has no direct or indirect subsidiaries except the Bank and is not a partner to any partnership. Except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, the Company owns all of the shares of Bank stock, free and clear of any liens or encumbrances.

          (c) ENFORCEABILITY. Subject to the required approval of the Merger by the shareholders of Company, Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Company. Subject to approval by the Company shareholders and of government agencies and other governing bodies having regulatory authority over Company or the Bank as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of Company, enforceable against it in accordance with its terms.

          (d) LIMITATION OF BANK'S POWERS. There are no proceedings or actions pending by any federal or state regulatory body having authority over the Bank to limit or impair any of the Bank's powers, rights and privileges, to terminate deposit insurance or to dissolve the Bank.

          (e) CORPORATE RECORDS. Company's Articles of Incorporation and Bylaws, and the Bank's Articles of Association and Bylaws are each unchanged from the form in which they were delivered to CFBI on or before the date of this Agreement. The minute books of Company and the Bank contain reasonably complete and accurate records of all meetings and corporate actions of each of their respective shareholders and Boards of Directors (including committees of the Boards of Directors).

          (f) INSURED STATUS OF BANK. The Bank is an insured bank under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of the Bank exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. All of the Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The Bank possesses and is in substantial compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on Company.

          (g) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of (A) any judgment, order or decree of any court or other governmental agency to which Company or the Bank may be subject,
(B) any of the "Material Contracts," as hereinafter defined, or (C) the Articles of Incorporation/Association or Bylaws of Company or the Bank, or (ii) constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the Company Common Stock or any of the Bank's capital stock.

          (h) FINANCIAL STATEMENTS. The following financial statements of the Bank and Company (the "Financial Statements") have been delivered to CFBI and are incorporated by reference herein:

               (i) The Consolidated Reports of Condition and Income of the Bank as of December 31 for each of the years 1994, 1995 and 1996 and the period ending June 30, 1997; and

               (ii) The audited consolidated financial statements of Company, prepared in the ordinary course of business for each of the years ended December 31, 1994, 1995 and 1996.

Each of the aforementioned financial statements is, and the Determination Date Balance Sheet will be (when delivered pursuant to Section 1.4), true and correct in all material respects, and together they fairly present, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited financial statements are subject to any adjustments which might be required as a result of an examination of independent accountants) the financial position and results of operation of each of the respective Bank and Company as of the dates and for the periods therein set forth. To the knowledge of Company, such financial statements did not, as of the date of the preparation thereof, include any material assets or omit to state any material liability, absolute or contingent, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect. Since December 31, 1996, there has been no material adverse change in the financial condition, results of operation or business of the Bank and Company, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

          (i) FIDELITY INSURANCE. The Bank is insured under a Banker's Blanket Bond which is in full force and effect and the Bank has not received notice of cancellation or non-renewal thereof, or, except as set forth in Section 3.1(i) of the Company Disclosure Schedule, filed any claim thereunder during the past five years. There are no unresolved claims.

          (j) EMPLOYMENT CONTRACTS. Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, neither Company nor the Bank is a party to or bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by Company or the Bank on 30 days' or less notice or
(ii) any collective bargaining agreement covering employees.

          (k) EMPLOYEE BENEFITS. Section 3.1(k) of the Company Disclosure Schedule lists every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Bank or Company maintain or to which the Bank or Company contribute on behalf of current or former employees of the Bank or Company. All of the plans and programs listed in Section 3.1(k) of the Company Disclosure Schedule (hereinafter referred to as the "Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. Each of the Plans that is a defined benefit pension plan has assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis. None of the Plans has engaged in a "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, none of the Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Plan and none of the Plans has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code.

          (l) LITIGATION. Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, no claims have been asserted by written notice to Company and no relief has been sought against Company, the Bank or any of the Plans in any pending litigation or governmental proceedings or otherwise. Neither Company nor the Bank is a party to any unsatisfied order, judgment or decree which is adverse to Company or the Bank, and neither Company nor the

Bank (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.
To the knowledge of Company, there do not exist facts that would reasonably be expected to give rise to a material claim against Company or the Bank after the Closing Date.

          (m) TAXES. Each of Company and the Bank have filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued for; no notice of any deficiency, assessments or additions to tax have been received by Company or the Bank; neither Company nor the Bank has waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on the financial statements. Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, there are no other taxes of any kind or character for which either Company or the Bank is or may be liable which are now past due, delinquent and/or unpaid.

          (n) TITLE TO PROPERTY. The Bank has good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of December 31, 1996, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of such Bank.

          (o) INSURANCE POLICIES. Company has delivered to CFBI true, accurate and complete copies of all insurance policies of Company and the Bank as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due.

          (p) BANK PROPERTY. All buildings, structures, fixtures, and appurtenances comprising the premises of the Bank are in good condition subject to ordinary wear and tear. Except for the facts set forth in the Assessment (as hereinafter defined), Company and the Bank are, and have been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and have not engaged in any activity resulting in a material violation of any applicable Environmental Law. To the best knowledge of Company, there is no legal, administrative, or other proceeding, claim, investigation (with respect to which Company is aware), inquiry, order, hearing or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Company or the Bank, of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or, to the knowledge of Company, threatened against Company or the Bank; to the knowledge of Company and except for the facts set forth in the Assessment, there is no reasonable basis for any such proceeding, claim, investigation, inquiry, order, hearing or action; and neither Company nor the Bank is subject to any agreement, order, judgment, or decree by or with court, governmental authority or third party imposing any such environmental liability. No claims have been made by any governmental authority or third party against Company since it was incorporated, or the Bank during the past ten (10) years relating to damage, contribution, cost recovery, compensation, loss or inquiry resulting from any violation of or obligation under any Environmental Laws.

          (q) CONDUCT OF BUSINESS. Except for the facts set forth in the Assessment, the Bank and Company are in compliance in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their business, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank's banking activities (including the exercise of fiduciary and trust powers), except where the failure to comply would not reasonably be expected to have a material adverse effect on Company.

          (r) LOAN ALLOWANCE AND DOCUMENTATION. Company's consolidated allowance for losses on loans included in the Financial Statements as of June 30, 1997 was $____________, representing 0.476% of its total consolidated loans held in portfolio. To the knowledge of the Company, the amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Bank. To the knowledge of Company, there are no facts which would cause it to increase the level of such allowance for losses on loans. The loan portfolio of the Bank as of June 30, 1997 in excess of such reserves is, to the best knowledge and belief of the executive officers of the Bank after due inquiry as to potential losses, and based on past loan loss experience, fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Company has provided to CFBI such written information concerning the loan portfolios of the Bank as CFBI has requested, which information is true, correct and complete in all material respects.

          (s) LEASES AND CONTRACTS. Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, neither the Bank nor Company is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $20,000, whether as a lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $20,000 for any one project or $50,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $20,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 180 days from the date of this Agreement; or (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business (all such agreements, contracts, and commitments collectively are herein referred to as the "Material Contracts"). The Bank and Company have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the Material Contracts to which the Bank or Company is a party or by which the Bank or Company is bound. Each of the Material Contracts is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and
(ii) the application of equitable principles if equitable remedies are sought.

          (t) SHAREHOLDER LISTS. Company has furnished to CFBI a current shareholder list as of the date set forth therein that (i) sets forth the record name and number of shares held by each holder of common stock of Company and
(ii) identifies each shareholder who is an officer or director of the Bank or Company.

          (u) BANK PRINCIPALS. No director or executive officer of Company or the Bank, nor any holder of ten percent or more of the outstanding capital stock of Company, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Bank, whether as a borrower or otherwise, which (a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or
(ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. Except as set forth in
Section 3.1(u) of the Company Disclosure Schedule, no Bank Principal holds any position with any depository organization other than the Bank or Company. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

          (v) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Company or the Bank for inclusion or incorporation by reference in the "Proxy Statement" (as hereinafter defined) and any amendment or supplement thereto will, at the date of mailing to the Company stockholders and at the times of the meeting of stockholders of Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (w) AGREEMENTS WITH BANK REGULATORS. Except as set forth in Section 3.1(w) of the Company Disclosure Schedule, neither Company nor the Bank: (i) is a party to any written agreement or memorandum of understanding with; (ii) is subject to any order or directive by; (iii) is subject to any extraordinary supervisory letter from; or (iv) has adopted any board resolutions at the request of, federal or state governmental entities charged with the supervision or regulation of Bank or Company or engaged in the insurance of bank deposits ("Bank Regulators"), nor has Company been advised by any Bank Regulators that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     3.2 REPRESENTATIONS AND WARRANTIES OF CFBI. CFBI represents and warrants to Company, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached
EXHIBIT 3.2 (the "CFBI Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

          (a) CFBI ORGANIZATION. CFBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of ____________ shares of common stock, par value of $.01 per share, of which _________ shares were issued and outstanding as of December __, 1997 and __________ shares of preferred stock, of which _______ shares of ____________ preferred stock, stated value $100.00 per share, were issued and outstanding as of December, 1997. CFBI has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged. CFBI is registered as a corporation under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act"). Since such date, (i) no additional shares of capital stock of CFBI have been issued, except pursuant to the terms existing on the date hereof of CFBI's stock option and employee stock purchase plans and other similar employee benefit plans (the "CFBI Stock Plans") and (ii) no options or other rights to acquire shares of CFBI's capital stock have been granted (other than an aggregate of ___________ options to acquire CFBI Common Stock granted pursuant to the terms existing on the date hereof of CFBI's Stock Plans). CFBI has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of CFBI on any matter (other than __________________). All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CFBI or any of the CFBI Subsidiaries to issue, transfer or sell any shares of capital stock of CFBI or any of the CFBI Subsidiaries (other than under the CFBI Stock Plans).

          (b) SUBSIDIARIES. CFBI owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such CFBI Subsidiary) of each of the CFBI Subsidiaries. Each of the outstanding shares of capital stock of each of the CFBI Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned directly or indirectly, by CFBI. Each of the outstanding shares of capital stock of each subsidiary of CFBI is owned, directly or indirectly, by CFBI free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

          (c) REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by CFBI does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws,
(B) the pre-merger notification requirements of the HSR Act, (C) applicable approvals of the Federal Reserve Bank pursuant to the Bank Holding Company Act of 1956, as amended, (D) filing and recordation of appropriate merger and similar documents as required by Delaware law and Colorado law, (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent CFBI from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of CFBI.

          (d) COMPLIANCE. Neither CFBI nor any CFBI subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to CFBI or any CFBI subsidiary or by which any property or asset of CFBI or any CFBI subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CFBI or any CFBI subsidiary is a party or by which CFBI or any CFBI subsidiary or any property or asset of CFBI or any CFBI subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of CFBI. CFBI and its subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of CFBI.

          (e)  REPORTS.  Since September 30, 1994, CFBI and the
CFBI Subsidiaries have filed all forms, reports, registration statements, and documents together with any required amendments thereto, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the
Comptroller and (v) any applicable state securities or banking authorities.
All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFBI Reports." As of their respective dates, the CFBI Reports complied or will comply in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not, or will not, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFBI has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Each of the consolidated balance sheets included in or incorporated by reference into the CFBI Reports (including the related notes and schedules) fairly presents the consolidated financial position of CFBI and CFBI Subsidiaries as of its date, and each of the consolidated statetments of income, retained earnings and cash flows included in or incorporated by reference into the CFBI Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of CFBI and the CFBI Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither CFBI nor any of the CFBI Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that would be required to be reflected on, or reserved against in, a balance sheet of CFBI or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities and obligations that were reserved on or reflected in (including the notes to), the consolidated balance sheet of CFBI as of September 30, 1997, (ii) liabilities arising in the ordinary course of business since September 30, 1997, (iii) liabilities or obligations which would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of CFBI.

          (f) LITIGATION. There are no actions, suits or proceedings pending against CFBI or the CFBI Subsidiaries or, to the actual knowledge of the executive officers of CFBI, threatened against CFBI or the CFBI Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a material adverse effect on the business, results of operation or financial condition of CFBI.

          (g) ABSENCE OF CERTAIN CHANGES. Except as specifically contemplated by this Agreement, since December 31, 1996, there has not been
(i) any material adverse effect to the business, results of operations or financial condition of CFBI; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends including any increase thereof consistent with past practice), or (iii) any material change in its accounting principles, practices or methods.

          (h) TAXES. Each of CFBI and the CFBI Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the business results of operations or financial condition of CFBI. CFBI and each of the CFBI Subsidiaries has paid (or CFBI has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the CFBI Reports reflect an adequate reserve for all taxes payable by CFBI and the CFBI Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against CFBI or any CFBI Subsidiary that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually, or in the aggregate, have a material adverse effect to the business, results of operations or financial condition of CFBI. No requests for waivers of the time to assess any taxes against CFBI or any CFBI Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the CFBI Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect to the business, results of operations or financial condition of CFBI.

          (i) EMPLOYEE BENEFIT PLANS. Except as described in the CFBI Reports or as would not have a material adverse effect to the business, results of operations or financial condition of CFBI, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of CFBI or any CFBI Subsidiary that are sponsored, maintained or contributed to by CFBI or any CFBI Subsidiary, or with respect to which CFBI or any CFBI Subsidiary has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in
Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither CFBI nor any CFBI Subsidiary has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of CFBI are any such liabilities or obligations expected to be incurred. Except as disclosed in the CFBI Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any such benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          (j) LABOR MATTERS. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of the executive officers of CFBI, threatened against or affecting CFBI or any CFBI Subsidiary, except as would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of CFBI. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive offices of CFBI, threatened against CFBI or its

Subsidiaries relating to their business, except for any such proceeding which would not have a material adverse effect on the business, results of operations or financial condition of CFBI.

          (k) NO BROKERS. CFBI has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or CFBI to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than the foregoing arrangements, CFBI is not aware of any claim for payment by CFBI of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          (l) ENFORCEABILITY. The execution, delivery and performance of this Agreement by CFBI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFBI. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFBI as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFBI, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFBI shareholders.

          (m) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which CFBI may be subject, or any contract, agreement or instrument to which CFBI is a party or by which CFBI is bound or committed, or the Articles of Incorporation or Bylaws of CFBI, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFBI Common Stock.

          (n) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFBI for inclusion or incorporation by reference in the Prospectus (as hereinafter defined) or the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company stockholders and at the times of the meeting of stockholders of Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (o) INSURED STATUS OF CFBI SUBSIDIARY BANKS. The CFBI Subsidiary Banks are each insured banks under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of any of the CFBI Subsidiary Banks exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. All of the CFBI Subsidiary Banks' deposits are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC. The CFBI Subsidiary Banks possess and are in substantial compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on CFBI.

          (p) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger will
(i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of (A) any judgment, order or decree of any court or other governmental agency to which CFBI may be subject, (B) any of its material contracts, or (C) the Certificate of Incorporation/Articles of Association or Bylaws of CFBI or the CFBI Subsidiary Banks, or (ii) constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFBI Common Stock.


                                   ARTICLE 4

                         COVENANTS OF COMPANY AND CFBI

     4.1 COVENANTS OF COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as follows:

          (a) ORDINARY COURSE. Except as otherwise required under this Agreement or by CFBI, Company and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations and names, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Company shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Company and the Bank, (iii) change its or the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in the ordinary course of business consistent with past practices.

          (b) SHAREHOLDER MEETING. Company will cause to be duly called, and will cause to be held not later than sixty (60) days of the date hereof, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Colorado Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

          (c) PROXY STATEMENT. Company will promptly prepare the Proxy Statement (including financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Proxy Statement), and will provide all information requested by CFBI in connection with any statement or application made by CFBI to any governmental body in connection with the Merger. Company agrees promptly to advise CFBI if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of Company becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

          (d) CONFIDENTIAL INFORMATION. Company will hold in confidence all documents and nonpublic information concerning CFBI and its subsidiaries furnished to Company and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFBI (except to the extent that such information can be shown to be previously known to Company, in the public domain, or later acquired by Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFBI.

          (e) BENEFIT PLANS. Company and the Bank will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFBI and at CFBI's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

          Except as set forth in Section 3.1(k) of the Company Disclosure Schedule, and except as otherwise required pursuant to this Section 4.1(e), Company agrees as to itself and the Bank that it will not, without the prior written consent of CFBI, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Company or any of the Bank and one or more of its directors or officers; provided, however, that Company or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Company shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded; (ii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Company in excess of 105% of that in effect as of December 31, 1997, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger.

          (f) NO SOLICITATIONS. Company shall not permit the Bank to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Bank to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Company shall promptly advise CFBI orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Company other than the transactions contemplated or permitted by this Agreement.

          (g)  NO ACQUISITIONS.  Other than (i) acquisitions described in
Section 4.1(g) of the Company Disclosure Schedule, or (ii) acquisitions which may be mutually agreed to by the parties, Company shall not, nor shall permit Company or the Bank to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; PROVIDED, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Bank as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of Company assets in each case in the ordinary course of business.

          (h) INSURANCE. Company and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(o) through the Effective Time.

          (i) POOLING RESTRICTIONS. From and after the date of this Agreement, neither Company, the Bank nor CFBI shall take any action which, with respect to Company, would disqualify the Merger as a "pooling of interests" for accounting purposes.

          (j) FINANCIAL STATEMENTS. Company shall have prepared, filed and submitted to CFBI all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

          (k) ADDITIONAL COVENANTS OF COMPANY. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Company, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF CFBI (except as otherwise specifically provided in clauses (xiv) and (xv) of this Section 4.1(k)), or as specifically required under the Agreement, shall not, nor shall it allow the Bank to:

               (i) Except as set forth in Section 4.1(k) of the Company Disclosure Schedule, issue, sell or commit to issue or sell any shares of capital stock of Company or the Bank, securities convertible into or exchangeable for capital stock of Company or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Bank of capital stock to Company;

               (ii) Redeem, purchase or otherwise acquire directly or indirectly, any shares of capital stock of Company or the Bank or any securities convertible or exercisable for any shares of capital stock of Company or the Bank;

               (iii) Split, combine or reclassify any of capital stock of Company or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Company or the Bank;

               (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, any material amount;

               (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

               (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

               (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business;

               (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000 (except for service agreements in the ordinary course of business);

               (ix) Amend the Bank' or Company's Articles of Association, Articles of Incorporation, Bylaws or other governing documents;

               (x) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

               (xi) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations ;

               (xii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

               (xiii) Make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by Bank's officers or directors, unless the Bank is under a legal obligation to do so;

               (xiv) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $500,000, to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $50,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (C) make, or agree to make any new loan or advance on any existing loan, except in material conformity with the Bank's current loan policies; or (D) make any change with respect to the terms of any existing loan, except in the ordinary course of business (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B); PROVIDED, HOWEVER, for any loan requiring CFB's approval, CFB shall provide its decision within two (2) business days of receipt of request, accompanied by appropriate information for evaluation of the loan request, and the loan shall be deemed approved if CFB fails to disapprove within such two (2) business day period of review.

               (xv) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

               (xvi) Incur any obligation or liability with respect to capital expenditures which exceeds $10,000 for any single matter or $50,000 in the aggregate, except for capital expenditures described in
          Section 3.1(s) of the Company Disclosure Schedule;

               (xvii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that the Bank may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

               (xviii) Pay or commit to pay any additional salary or other compensation to any of the Bank's officers, directors or employees;

               (xix) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance) or arrangement;

               (xx) Purchase or sell any bonds or other investment securities without prior written consent of CFBI or make or agree to make any investment in violation of any federal law or regulation except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of twenty-four (24) months or less;

               (xxi) Fail to charge and pay interest rates on loans and deposits, respectively, not materially consistent with practices in the Bank's marketplace;

               (xxii) Fail to use its reasonable best efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Company if such failure would have a material adverse effect upon Company;

               (xxiii) Fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency or, in any event, fail to have a loan loss reserve at closing of at least equal to 0.476% of total loans;

               (xxiv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

               (xxv) Declare or pay any dividends or distributions with respect to its stock (i) after the Determination Date or (ii) which would have the effect of reducing the book value of the Company as of the Closing Date to less than $5,214,000; or

               (xxvi) Fail to use its reasonable best efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Company or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

     4.2 COVENANTS OF CFBI. During the period from the date of this Agreement and continuing until the Effective Time, CFBI agrees as follows:

          (a) ORDINARY COURSE. Except as set forth in Section 4.2(a) of the CFBI Disclosure Schedule, CFBI shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

          (b) APPLICATION. Subject to the required cooperation of Company and its affiliates, CFBI shall use its reasonable best efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to
Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications.

          (c) COOPERATION. CFBI will furnish to Company copies of the Prospectus to be sent to the shareholders of Company. CFBI agrees promptly to advise Company if at any time prior to the Effective Date of the Merger, any information provided by CFBI in the Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. At the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company shareholders' meeting.

          (d) LISTING. CFBI will file all documents required to be filed to obtain approval for listing the CFBI Common Stock to be issued pursuant to the Merger on the Nasdaq National Market and use its best efforts to effect said listing.

          (e) SHARES TO BE ISSUED. The shares of CFBI Common Stock to be issued by CFBI to the shareholders of Company pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of CFBI Common Stock to be delivered to the shareholders of Company pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFBI.

          (f) BLUE SKY. CFBI will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

          (g) CONFIDENTIAL INFORMATION. CFBI will hold in confidence all documents and information concerning Company and the Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information can be shown to be previously known to CFBI, in the public domain, or later acquired by CFBI from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Company.

     4.3 COVENANTS OF COMPANY AND CFBI. During the period from the date of this Agreement and continuing until the Effective Time, Company and CFBI agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

          (a) OTHER ACTIONS. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, or shall permit any of its Subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

          (b) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFBI shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Company copies of all such reports promptly after the same are filed. CFBI, Company and each subsidiary of CFBI or Company that is a bank shall file all Call Reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the appropriate Bank Regulators between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

          (c) TITLE OF PROPERTY. Company agrees to deliver to CFBI (at Company's expense) within thirty (30) days of the date hereof, a title insurance commitment for all real property owned by Company or the Bank in the State of Colorado (including property held as OREO) (the "Title Commitment") CFBI shall have thirty (30) days after receipt by CFBI's counsel of said Title Commitment within which to notify Company, in writing, of CFBI's objection to any exceptions (other than any exception of the type described in Section 3.1(n)(i) through (iv)) to the title shown in said Title Commitment. In the event of any such objection, then Company shall have thirty (30) days from the date of such objection within which to attempt to eliminate such objected to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFBI, CFBI may terminate this Agreement pursuant to Section 7.1 hereof and such termination shall be the sole and exclusive remedy for the failure to eliminate or satisfy such exceptions.

          (d) ENVIRONMENTAL ASSESSMENT. Company shall engage at its expense an independent, qualified environmental engineering firm, acceptable to CFBI for the purpose of conducting (or updating, as the case may be) Phase I Hazardous Waste Assessments (the "Assessment") of all real properties owned or controlled by the Bank. The Assessment shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within thirty (30) days after the date hereof. CFBI shall have a period of thirty (30) days from the date of receipt of such Assessment to review such Assessment and give written notice to Company stating either that (i) such Assessment is approved by CFBI or (ii) such Assessment is not approved by CFBI and the reasons therefor.

     If CFBI gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFBI may, at its option, terminate this Agreement as of the date which is sixty (60) days after the date of such notice unless during such sixty (60) day period Company corrects or satisfies such objections, or indemnifies CFBI against loss, liability or expense, to the reasonable satisfaction of CFBI.


                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1  REGULATORY MATTERS.

          (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). Company and CFBI shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to Company or CFBI, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (b) Company and CFBI shall promptly furnish each other with copies of written communications received by Company or CFBI, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

     5.2 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Company and CFBI shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CFBI, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Company and CFBI shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is the intention of the parties that CFBI shall conduct an examination of Company and the Bank prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. No investigation by either party shall affect the representations and warranties set forth herein.

     5.3 AFFILIATES. Each of Company and CFBI shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Company or CFBI to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.3.

     5.4 EMPLOYEE BENEFIT PLANS. Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFBI, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of the Bank to the extent such service is presently given credit under the Plans of the Bank described in
Section 3.1(k) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar year which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFBI vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFBI benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFBI Plans under the terms thereof. CFBI shall cause the Bank to approve and adopt the severance plans described in EXHIBIT 5.4 attached hereto.

     5.5 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2. The expenses (including but not limited to legal, accounting and investment banker fees) incurred or to be incurred by Company in connection with the Merger shall not be accrued as expenses on the Interim Income Statement; instead, 61.75% of such expenses shall be subtracted from Company Value, determined in accordance with Section 1.4 hereof.

     5.6 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals. Without limiting the foregoing, the parties agree to continue to abate all proceedings incident to that certain pending matter styled COMMUNITY FIRST NATIONAL BANK OF THORNTON, ET AL. V. COMMUNITY FIRST BANKSHARES, INC., ET AL. in the Federal District Court for the District of Colorado, during the term of this Agreement.

     5.7  INSURANCE, INDEMNITY.

          (a) From and after the Effective Time, CFBI shall indemnify, defend and hold harmless to the fullest extent that the Company would have been permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) any Indemnified Party wishing to claim indemnification shall promptly notify CFBI thereof, (ii) CFBI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to CFBI, in advance of the final dispositon of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (iii) CFBI will cooperate in the defense of any such matter; provided, however, that CFBI shall not be liable for any settlement effected without its written consent and provided, further, that CFBI shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, under applicable standards of professional conduct, there is a conflict in any one significant issue between the positions of two or more of such Indemnified Parties.

     (b) For a period of four years after the Effective Time, CFBI shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that CFBI shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of one and one-half times the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained by paying an annual premium in excess of the Cap, CFBI shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap; and provided, further, however, that such directors and officers may be required to make application and provide customary representations and warranties to CFBI's insurance carrier for the purpose of obtaining such coverage.


                                   ARTICLE 6

                             CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) NASDAQ LISTING. The shares of CFBI Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been approved for listing on the Nasdaq National Market, upon notice of issuance.

          (c)  OTHER APPROVALS.  Other than the filing provided for by
Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

          (e) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFBI, Company, or any of their Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this

Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFBI or Company, the consummation of the Merger.

     6.2 CONDITIONS TO OBLIGATIONS OF CFBI. The obligation of CFBI to effect the Merger are also subject to the satisfaction or waiver by CFBI prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on Company, and CFBI shall have received a certificate signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF COMPANY. Company shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFBI shall have received a certificate signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to such effect.

          (c) MINIMUM BOOK VALUE OF THE COMPANY. The book value of the Company as of the Determination Date shall not be less than $5,214,000. The confirmation of the minimum book value of the Company shall be made pursuant to the procedures set forth in Section 1.4.

          (d) POOLING LETTER. CFBI shall have received a letter from Ernst & Young L.L.P., in form and substance reasonably satisfactory to CFBI, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young L.L.P. pooling letter, Ernst & Young L.L.P. and CFBI shall have received a letter from Company's accountants, in form and substance reasonably satisfying to Ernst & Young L.L.P., confirming certain facts on behalf of Company.

          (e) LEGAL OPINION. CFBI shall have received the opinion of Slivka, Robinson, Waters & O'Dorisio, P.C., counsel to Company, dated the Closing Date, in substantially the form shown on EXHIBIT 6.2, and such opinion shall not have been withdrawn prior to the Effective Time.

     6.3 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFBI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and Company shall have received a certificate signed on behalf of CFBI by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFBI to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF CFBI. CFBI shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of CFBI and the Acquisition Subsidiary by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFBI to such effect.

          (c) CONSENTS UNDER AGREEMENTS. CFBI shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFBI or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Company, individually or in the aggregate, have a material adverse effect on CFBI or upon the consummation of the transactions contemplated hereby.

          (d) TAX OPINION. CFBI and Company shall have received the opinion of Slivka, Robinson, Waters & O'Dorisio, P.C., counsel to Company, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) CFBI and Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code,
(iii) shareholders of Company who exchange their shares of Company Common Stock for shares of CFBI Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) Company will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

          (e) LEGAL OPINION. Company shall have received the opinion of Lindquist and Vennum, P.L.L.P., counsel to CFBI, dated the Closing Date, in substantially the form shown on EXHIBIT 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

          (f) EMPLOYMENT AGREEMENTS. Charles E. Johnston, Blake A. Feik and John J. Hall shall have entered into employment agreements with the Bank, substantially in the form of Exhibits 6.3(f) (1), (2) and (3), respectively.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Company or CFBI, only in the following circumstances:

          (a) by mutual consent of CFBI and Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either CFBI or Company if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either CFBI or Company if the Merger shall not have been consummated on or before June 30, 1998, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or

          (d) by either CFBI or Company if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first.

          (e) by CFBI pursuant to the terms of Section 4.3(c) or 4.3(d), as applicable.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFBI or Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the obligations under Sections 4.1(d), 4.2(g), 5.6, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE 8

                              GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement shall survive the Merger.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to CFBI, to:          Community First Bankshares, Inc.
                                   Attn:  Donald R. Mengedoth, President
                                   520 Main Avenue
                                   Fargo, ND 58124

          with copies to:          Steven J. Johnson, Esq.
                                   Lindquist & Vennum P.L.L.P.
                                   4200 IDS Center
                                   80 South 8th Street
                                   Minneapolis, MN 55402-2205

     and

     (b)  if to Company, to:       Community Bancorp, Inc.
                                   Attn:  Charles E. Johnston, President
                                   1200 North Washington
                                   Thornton, CO 80241

          with copies to:          Ernest J. Panasci, Esq.
                                   Slivka, Robinson, Waters & O'Dorisio, P.C.
                                   1099-18th Street, Suite 2600
                                   Denver, CO 80202-1926

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(e) are intended for the benefit of the Company shareholders; and Section 5.5 is intended for the benefit of employees of the Bank; and Secton 5.8 is intended for the benefit of the Indemnified Parties. CFBI shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

     8.7 PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq or the National Association of Securities Dealers, Inc., so long as this Agreement is in effect, neither CFBI nor Company shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state having jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred if it is successful in enforcing of the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, CFBI and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                       COMMUNITY FIRST BANKSHARES, INC.


                                       By: /s/ Donald R. Mengedoth
                                           -------------------------------------
                                           Name:  Donald R. Mengedoth
Attest:                                    Title: Chairman and President


/s/ Mark A. Anderson
-------------------------------------
Name:  Mark A. Anderson
Title: Executive Vice President


                                       COMMUNITY BANCORP, INC.


                                       By: /s/ Charles E. Johnston
                                           -------------------------------------
                                           Name:  Charles E. Johnston
Attest:                                    Title: President


/s/ Lee S. Carlson
-------------------------------------
Name:  Lee S. Carlson
Title: Secretary

                               TABLE OF EXHIBITS


EXHIBIT 1.1A   --  Articles of Merger

EXHIBIT 1.1B   --  Certificate of Merger

EXHIBIT 2.1(b) --  Illustrations of Exchange Rate Calculations

EXHIBIT 3.1    --  Company Disclosure Schedule

EXHIBIT 3.2    --  CFBI Disclosure Schedule

EXHIBIT 5.3    --  Affiliate Agreement

EXHIBIT 5.4    --  Severance Plan

EXHIBIT 6.2    --  Slivka, Robinson, Waters & O'Dorisio Opinion

EXHIBIT 6.3    --  Lindquist & Vennum Opinion

EXHIBIT 6.3(f) --  Employment Agreements